KODIAK ENERGY, INC. and Brink Energy Ltd.  Announce Arrangement Agreement
June 19, 2008

CALGARY, ALBERTA -- (MARKET WIRE) – 19/06/08 -- Kodiak Energy, Inc. (TSX-V:KDK and OTCBB: KDKN.OB) ("Kodiak" or the "Corporation") and Brink Energy Ltd. (Brink) of Calgary, a private Alberta oil and gas corporation, announce that they have entered into a binding letter agreement with respect to a proposed plan of arrangement (the "Arrangement Agreement").  This Arrangement Agreement provides for Kodiak to acquire all the outstanding shares of Brink, resulting in a junior oil and gas exploration and development company with substantial exploration and development positions in Western Canada, New Mexico and Montana with current proven and probable reserves.

Brink has land holdings primarily in the Williston Basin in southwestern Manitoba and additional holdings in the Peace River Arch of northwestern Alberta totaling approximately 70,000 net acres.  The land base consists of multiple horizons for long term development and includes the “Spearfish” and “Bakken” formations.  There have been 12 wells drilled to date, with 10 producing and 1 well waiting for tie in.  Brink is operator on the southwestern Manitoba properties with varying working interests throughout.

All dollar amounts in this press release are in Canadian dollars unless otherwise stated.

Subject to the terms and conditions set forth in the letter agreement, the transaction will be carried out pursuant to the Arrangement Agreement under the Business Corporations Act (Alberta).  In the Arrangement Agreement, the holders of common shares of Brink (“Brink Shares”) will receive for each Brink Share, at the election of the holder thereof, either: (i) 0.411 of a common share of Kodiak (“Kodiak Share”), or (ii) $0.575 plus 0.2055 of a Kodiak Share, subject to the aggregate maximum amount of cash paid to holders of Brink Shares pursuant to the Arrangement Agreement being $7,000,000.  In the event the holders of Brink Shares elect to receive more than an aggregate of $7,000,000 in cash, an adjustment will be made so that the amount of cash to be received by a holder electing to receive cash with respect to a Brink Share will be reduced pro rata and the balance of the purchase price for that Brink Share will be paid in Kodiak Shares at a deemed value of $2.80 per Kodiak Share.  Holders of Brink Shares (“Brink Shareholders”) may elect to receive shares exchangeable into Kodiak Shares (“Exchangeable Shares”).

The transaction value is based on a price of $1.15 per Brink Share and will approximate $30,000,000.  The cash portion of the acquisition will be funded by Kodiak mostly with debt.  After closing the Arrangement Agreement, Kodiak will file a registration statement for the Kodiak common shares to be issued upon exchange of the Exchangeable Shares.  Brink will then be a wholly-owned subsidiary of Kodiak and Brink shareholders will own approximately 7% of Kodiak’s outstanding common shares, assuming Brink Shareholders elect to receive $7,000,000 in cash consideration.  This press release does not constitute an offer of any securities.

The Kodiak executive team brings a successful track record of successful exploration and development programs coupled with on schedule project delivery and strict budget control that the Corporation will rely on going forward.  It is contemplated that some technical/operations personnel of Brink will continue with Kodiak for the near term with the combined operations to have minimal impact on Kodiak’s ongoing general and administrative costs.

Mr. Bill Tighe, President and CEO of Kodiak, stated, "This represents an important step in the growth of Kodiak.  From our inception in 2005, we have increased our undeveloped land base from 5,500 net acres to 286,000 net acres.  The addition of Brink acreage will increase Kodiak’s undeveloped land base to an excess of 340,000 net acres.  We have assembled a high quality asset base to support future growth through the drill bit and development work in diversified jurisdictions, commodities, working environments, and risk profiles.

In each of the succeeding years since its inception, Kodiak has progressively added value to each project with strategic exploration plans and has financed and implemented those plans.  Our projects are now moving close to key milestones in the cycle of exploration, development and production.

We are excited about the growth potential of the combined assets and look forward to successfully executing our proven strategy of acquiring, exploring and exploiting."

Mr. Bill Tighe added, “There is a positive synergy of assets between the two companies.  Brink has existing cash flow, high net back per barrel for light crude oil production at current commodity prices, shut in production ready for development, and a good land base with multiple horizons for long term development.  The Brink addition is a strategic fit with Kodiak’s high impact longer term development project in New Mexico and exploration program in EL 413.”

The Corporation intends to optimize the development and drilling plans for Q3 and Q4 of 2008 before advising of expected production volumes, taking into consideration prevailing commodity prices and cost of services.

The Boards of Directors of both Kodiak and Brink have unanimously approved the Arrangement Agreement.  The Board of Directors of Brink has also concluded that the Arrangement is in the best interests of its security holders, and has resolved to recommend that security holders of Brink vote their securities in favor of the combination.

Brink has agreed that it will not solicit or initiate any discussions concerning the pursuit of any other business combination.  Brink has agreed to pay to Kodiak a non-completion fee of $1,000,000 in cash or land in certain circumstances.  Kodiak has agreed to pay to Brink a $1,000,000 non-completion fee in certain circumstances.  In addition, Kodiak has the right to match any superior proposal, and Brink has the right to respond to any superior proposal, in the event such a proposal is made.

The Arrangement Agreement is subject to regulatory and court approval and the approval by a majority of at least two thirds of security holders of Brink, voting as a single class, who vote on the Arrangement Agreement. The mailing of an information circular to the security holders of Brink regarding the Arrangement Agreement is expected in July 2008.

A Brink security holders’ meeting is expected to be held in August 2008.  The completion of the combination is expected shortly thereafter, subject to receipt of necessary regulatory and court approval and satisfaction or waiver of conditions.

Complete details of the terms of the combination are set out in the Arrangement Agreement that will be filed by Kodiak on SEDAR (www.sedar.com) and EDGAR (www.sec.gov) under Kodiak Energy, Inc.’s profile.

About Kodiak
Kodiak Energy, Inc. is a Calgary, Alberta, Canada based publicly traded oil and gas development company focused on creating a portfolio of North American assets that offer production opportunities and asset growth through exploration.  Kodiak has lease holdings in Montana, southeastern Alberta, northeastern Alberta and high impact prospects located in the central Mackenzie River Valley of the Northwest Territories, Canada and in northeastern New Mexico.

This press release contains forward-looking statements.  The words or phrases "would be," "will" "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," or similar expressions are intended to identify "forward-looking statements."  . The Brink acquisition has risk factors which may include or have negative effects on Kodiak – such as but not limited to – the acquisition may not be completed due to factors outside the Corporation’s control or financing complications.  The effect of additional debt or actual results could differ materially from those projected in the Corporation's proposed oil and gas related business due to difficultness integrating Brink’s operations, risks of liabilities related to Brink and or the assets will not be as valuable or productive as we believe.  The Corporation's business is subject to various other risks, which are discussed in the Corporation's filings with the US Securities and Exchange Commission and with Canadian securities commissions.  The Corporation's filings may be accessed at www.sec.gov or at www.sedar.com.

Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date.  The Corporation cautions readers not to place reliance on such statements.  Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.
Further information relating to Kodiak may be found on www.sedar.com and www.sec.gov as well as on Kodiak’s website at www.kodiakpetroleum.com.

The TSX Venture Exchange has not reviewed this news release and does not accept responsibility for the adequacy or accuracy of this release.

Contact:
Kodiak Energy, Inc.
William Tighe, President and Chief Executive Officer
Phone:  +1 (403) 262-8044
Email: info@kodiakpetroleum.com
Website: www.kodiakpetroleum.com